EXHIBIT 5.1

May 29, 2003

Uranium Power Corporation

206-475 Howe St.

Vancouver, B.C.

Canada, V6C-2B3

Re:	Amended Registration Statement on Amendment No. 3 to Form S-8 of Shares of Common Stock, par value $0.001 per share, of Uranium Power Corporation

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of an amended Registration Statement on Amendment No. 3 to Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (“the Act”), which you are filing with the Securities and Exchange Commission with respect to up to 1,945,000 shares of common stock, par value $0.001 per share, which may be issued pursuant to the Uranium Power Corporation 2002 Stock Option Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of Uranium Power Corporation as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by Uranium Power Corporation of any certificates representing the shares, the registration by its registrar of such shares and the sale thereof by Uranium Power Corporation in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Burns Figa & Will, P.C.